Exhibit 17.1

PETER BOJTOS P. Eng.
2582 Taft Court
Lakewood
CO 80215
USA

Ph: +1-3-3-232-0292
Fx: +1-3-3-232-0399
peter@bojtos.com

November 3, 2010

Mr. R. Dinning,
Apolo Gold & Energy, Inc.
Vancouver B.C.

Dear Bob,

By this letter I resign my positions as President, CEO, Chairman of the Board and member of the Board of Directors, effective immediately.

I have enjoyed working with you and the other Board members and I wish the Company success in the future.

Please convey my best wishes to the other Board Members.

Yours sincerely,

/s/Peter Bojtos
    Peter Bojtos